CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                   EXHIBIT 10.19

                                    AGREEMENT



        This Agreement is entered into as of February 3, 2000 by and between Talarian Corporation, a California corporation ("Talarian") and Nortel Networks Inc., a Delaware corporation ("Nortel Networks").

        A. As of the date hereof, Nortel Networks is purchasing shares of Talarian Series D Preferred Stock pursuant to a Series D Preferred Stock Purchase Agreement dated of even date herewith and related agreements.

        B. Nortel Networks and Talarian desire to enter into this agreement relating to various aspects of their future relationship.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        1. Joint Development Agreement. Nortel Networks and Talarian will negotiate in good faith to enter into a Joint Development Agreement for Talarian products within 120 days from the date hereof. The parties acknowledge that there are many issues involved in such an agreement that they have not yet considered or discussed.

It is expected that the Joint Development Agreement will address the following development efforts:

               a. The joint specification of a [ ** ] protocol, the [ ** ] side of which would be [ ** ] by [ ** ]. [ ** ] would [ ** ] the [ ** ] of the
[ ** ] into its [ ** ]. The two companies would work together to test and demonstrate the interoperability of the [ ** ], with the goal of [ ** ] to [ ** ] with this [ ** ].

               b. The two companies will evaluate the feasibility of doing
[ ** ] and [ ** ] of [ ** ] and [ ** ] with [ ** ] and [ ** ], for [ ** ] market
[ ** ] applications. If feasible, both companies will work to demonstrate this [ ** ] and [ ** ] using [ ** ] test [ ** ], with the goal of demonstrating this to potential [ ** ] customers.

               c. The two companies will evaluate the feasibility of [ ** ] some [ ** ] on [ ** ], to enhance the [ ** ] and [ ** ] of the [ ** ]. This could include the addition of [ ** ] in the [ ** ], and/or porting part of the [ ** ] to the [ ** ].

               d. Nortel currently has [ ** ] tools embedded in its [ ** ] suite. The two companies will evaluate the feasibility of [ ** ] tools for [ ** ] of [ ** ] and for [ ** ] and other [ ** ] products.


No agreement pertaining to the matters set forth in this Section 1 shall be binding until (and unless ) the parties enter into a definitive Joint Development Agreement.

        2.     [ **                                          ]



        3. Creation of Talarian Technical Advisory Board. Talarian will create a Technical Advisory Board ("TAB") with appropriate individuals designated by Talarian's Board of Directors. The members of the TAB will be compensated for their participation in the TAB with equity of Talarian.

        4. Creation of Test Lab. Talarian agrees that it will establish and staff a test lab on its site for the purpose of [ ** ] as well as [ ** ] in a [ ** ] environment. [ ** ] will provide (for [ ** ] purposes) the necessary
[ ** ] for the test lab.



        5.     [ **                                          ]


**Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.


                                       1
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        6. License to Nortel in Event of Sale of Talarian. In the event Talarian is acquired by a third party (other than Nortel Networks) at any time (a "Change of Control"), Talarian agrees that it will provide Nortel Networks with a non-exclusive, perpetual, worldwide license to use (but not to resell or distribute (other than in object code as embedded in Nortel Networks products)), for a period of two years after the Change of Control, the Talarian source code for (i) any software being licensed to Nortel Networks by Talarian at the time of the Change of Control, and (ii) any Talarian software rightfully in Nortel's possession at the time of the Change of Control that Nortel agrees to license on reasonable terms, all as such exists on such date, together with any subsequent updates or "bug fixes" made to such software during such two year period. The source code may only be used for the purpose of, and only to the extent needed to, run, support and otherwise continue to maintain, any Nortel Networks products that incorporate or rely on any Talarian software. This provision will only apply to the first Change of Control of Talarian after the date hereof, but any second or additional Change of Control shall not limit Talarian's obligations arising from the first Change of Control. Nortel Networks will pay Talarian reasonable royalties for this license, to be negotiated by the parties in good faith.

        7. Marketing Exclusivity. For 12 months after the date hereof Nortel and Talarian will be marketing partners and during such period (i) Nortel will not become a marketing partner for any type of publish/subscribe and multicast middleware other than with Talarian and (ii) Talarian will not become a marketing partner with any of the entities set forth on Exhibit A; provided, however, that Talarian will not be prohibited from soliciting support from any third party in the pursuit of IETF standards or similar standards efforts for multicast protocols. In furtherance of this marketing relationship between Talarian and Nortel Networks, Talarian agrees that it will, to the extent reasonable, (i) recommend Nortel Networks equipment to its customers as the preferred networking solution, (ii) give its customers that are [ ** ] information about Nortel Networks equipment, (iii) provide Nortel Networks with advance notice of its scheduled sales calls and allow Nortel Networks to do joint sales calls with Talarian, including sales calls into [ ** ] accounts, and
(iv) give Nortel Networks access to its customers within Talarian's reasonable discretion; and Nortel Networks agrees that it will, to the extent reasonable,
(i) recommend Talarian products to its customers as the preferred financial middleware solution, (ii) give its customers that are [ ** ] information about Talarian products, (iii) provide Talarian with advance notice of its scheduled sales calls and allow Talarian to do joint sales calls with Nortel Networks, including sales calls into [ ** ] accounts, and (iv) give Talarian access to its customers within Nortel Networks' reasonable discretion.

        8. Research and Development Exclusivity. For 12 months after the date hereof, Talarian will not enter into any agreement pursuant to which Talarian receives consideration for research and development from any of the parties listed on Exhibit B hereto, provided however, that Talarian will not be prohibited from entering into an OEM, ISV, reseller agreement or similar agreement with any third party for the sale of Talarian software products or services consistent with the ordinary course of its business.

        9.     [ **                                ]


**Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

                                       2
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        10.    Miscellaneous.

               a. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding between the parties with respect thereto.

               b. Amendment Waiver. Any term of this Agreement may be amended only by a writing signed by Talarian and Nortel Networks. The observance of any term or provision of this Agreement may be waived only by a writing signed by the party to be bound by such waiver.

               c. Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other party, except that any party may assign this Agreement in connection with any merger, consolidation or similar transaction.

               d. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of California, excluding application of any conflict of law doctrines that would make applicable the law of any other state or jurisdiction, and where appropriate federal law. The parties hereto submit to the exclusive jurisdiction and venue of any state or federal court located in Santa Clara County, California for purposes of any action arising of or related to this Agreement.

               e. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be effective and deemed given under this Agreement on the earliest of (i) the date of personal delivery, (ii) the date of sending by facsimile, (iii) the business day after deposit with a nationally recognized courier or overnight service or (iv) three business days after deposit in the United States mail by registered or certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth below, or at such other address as the party may designate by ten (10) days advance written notice to the other party hereto.

               Notices to Talarian: Talarian Corporation
                                    333 Distel Circle
                                    Los Altos, CA  94022
                                    Attn:  President

               Notices to Nortel:   Nortel Networks Inc.
                                    600 Technology Park
                                    Massachusetts, MA 01821
                                    Attn: VP, Strategy & Technology Investments

                                    with a copy to:
                                    Nortel Networks Inc.
                                    4401 Great America Parkway
                                    Santa Clara, CA 95052
                                    Attn: Law Department



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        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

NORTEL NETWORKS INC.                         TALARIAN CORPORATION


By: /s/ Paul D. Callahan                     By: /s/ Paul Larson
   --------------------------------             --------------------------------
                                                   Paul Larson, President & CEO

Its: V.P., Strategy and Technology
    -------------------------------



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                                    EXHIBIT A




[ **                               ]


**Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT B



[ **                               ]


**Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.


                                       6
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                                  AMENDMENT TO

                                 SIDE AGREEMENT

                                 BY AND BETWEEN

                              TALARIAN CORPORATION
                                       AND
                              NORTEL NETWORKS, INC.



        This Amendment ("Amendment") to the Side Agreement dated February 3, 2000 of the Series D Preferred Stock Purchase Agreement dated February 3, 2000 by and between Talarian Corporation and Nortel Networks Inc. (the "Agreement") is dated May 31, 2000. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.


1.      Amendment:

The parties agree to amend Section 1 "Joint Development Agreement" of the Agreement, by extending the negotiation period within which they are to negotiate in good faith to enter into a Joint Development Agreement by an additional 120 days from the date the period expires in the Agreement.

        EXCEPT AS SET FORTH HEREIN, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

        The terms and conditions of the Agreement, unless as explicitly stated and amended in this Amendment, shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by its authorized representatives.

NORTEL NETWORKS, INC.                        TALARIAN CORPORATION



By:  /s/ PAUL D. CALLAHAN                    By:  /s/ MICHAEL A. MORGAN
     --------------------------------             ---------------------------

Name:  Paul D. Callahan                      Name:  Michael A. Morgan
Title:  V.P., Strategy and Technology        Title:  Chief Financial Officer
        Investments